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                                                                    EXHIBIT 15.1

April 26, 2002


The Board of Directors and Stockholders
Genentech, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Genentech, Inc. pertaining to the 1999 Stock Plan, as amended and restated on 12/8/00, of Genentech, Inc. of our report dated April 8, 2002 (except for Note 11, as to which the date is April 24, 2002), relating to the unaudited condensed consolidated interim financial statements of Genentech, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2002.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                          Very truly yours,

                                          /s/ ERNST & YOUNG LLP